Exhibit 10.1

LOAN CONVERSION AGREEMENT

This Loan Conversion Agreement (the “Agreement”) is entered into as of July 26, 2004, between MK Resources Company (formerly MK Gold Company), a Delaware corporation (“Borrower”), and Leucadia National Corporation, a New York corporation (“Lender”).

RECITALS

WHEREAS, Borrower and Lender are parties to a Credit Agreement dated as of March 1, 1998, as amended by Amendment Nos. 1 through 10 thereto (the “Credit Agreement”), which provides for loans from Lender to Borrower up to an aggregate principal amount of $55 million;

WHEREAS, as of June 30, 2004, the outstanding loans under the Credit Agreement were approximately $50 million;

WHEREAS, Borrower intends to complete a public offering (the “Offering”) of its Common Stock pursuant to an Underwriting Agreement, to be entered into among the Borrower and the underwriters named on Schedule I thereto (the “Underwriting Agreement”);

WHEREAS, Borrower desires to satisfy all of the outstanding loans under the Credit Agreement by issuing shares of its common stock, par value $0.01 per share (“Common Stock”), to Lender, and Lender desires to convert such loans into Common Stock of Borrower;

WHEREAS, upon conversion of all outstanding loans under the Credit Agreement pursuant to this Agreement, the parties desire to terminate the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements provisions and covenants herein contained, Borrower and Lender agree as follows:

AGREEMENT

1. Initial Conversion.

(a) Simultaneously with the closing of the Offering in accordance with the terms of the Underwriting Agreement, the outstanding loans under the Credit Agreement shall automatically be converted into shares of Common Stock at the public offering price per share of Common Stock to be issued and sold in the Offering, as set forth on the cover page of the final prospectus filed by the Borrower with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the “Conversion Price”); provided, that to the extent the outstanding loans would convert into greater than 14,647,317 shares of Common Stock pursuant to this Section 1, only the portion of the outstanding loans that would convert into 14,647,317 shares of Common Stock shall be so converted and the remaining balance of the outstanding loans shall not be converted pursuant to this Section 1. Any shares of Common Stock into which the outstanding loans are converted pursuant to this Section shall be referred to as “Initial Conversion Shares.”

(b) As soon as practicable, but in no event later than five (5) business days after the closing of the Offering, Borrower shall issue one or more stock certificates to Lender evidencing the Initial Conversion Shares.

2. Second Conversion.

(a) If the conversion contemplated by Section 1 of this Agreement is insufficient to convert the entire balance of the outstanding loans under the Credit Agreement into shares of Common Stock, on the 30th day after the date of the Underwriting Agreement (the “Second Conversion Date”), the Borrower shall determine the “Maximum Conversion Amount,” which shall be the amount determined by multiplying (i) Borrower’s remaining authorized shares available for issuance, after giving effect to the exercise, if any, in whole or in part, of the over-allotment option set forth in Section 1(a) of the Underwriting Agreement (the “Remaining Authorized Shares”), by (ii) the Conversion Price.

(b) If the Maximum Conversion Amount equals or exceeds the remaining balance of outstanding loans under the Credit Agreement, then, at 5:00 p.m. Eastern time on the Second Conversion Date, the entire remaining balance of outstanding loans under the Credit Agreement shall be automatically converted into the number of shares of Common Stock determined by dividing (i) the aggregate principal amount of all remaining outstanding loans under the Credit Agreement by (ii) the Conversion Price.

(c) If the Maximum Conversion Amount is greater than zero but less than the remaining balance of outstanding loans under the Credit Agreement, then, at 5:00 p.m. Eastern time on the Second Conversion Date, a portion of the outstanding loans under the Credit Agreement having a principal amount equal to the Maximum Conversion Amount shall automatically be converted into the number of shares of Common Stock equal to the Remaining Authorized Shares.

(d) As soon as practicable, but in no event later than five (5) business days after the Second Conversion Date, Borrower shall issue one or more stock certificates to Lender evidencing the number of shares of Common Stock issued to Lender pursuant to Section 2(b) or 2(c), if any .

3. Additional Conversion.

(a) If the conversions contemplated by Sections 1 and 2 of this Agreement are insufficient to convert the entire balance of outstanding loans under the Credit Agreement into shares of Common Stock, Borrower shall, at its next meeting of stockholders, whether an annual or special meeting, submit to the stockholders for approval a proposal to amend the Certificate of Incorporation of Borrower to increase the number of authorized shares of Common Stock by at least an amount sufficient to permit the remaining balance of outstanding loans under the Credit Agreement to be converted into shares of Common Stock at the Conversion Price. Lender hereby agrees to vote all of its shares of Common Stock in favor of any such proposal.

(b) If the stockholders of Borrower approve the proposal set forth in Section 3(a), Borrower shall, within ten (10) business day after the meeting of stockholders at which such approval was obtained, amend its Certificate of Incorporation to increase its authorized shares of Common Stock as approved by its stockholders and, upon effectiveness of such amendment in accordance with the Delaware General Corporation law (the “Effective Time”), the entire remaining balance of outstanding loans under the Credit Agreement shall be automatically converted into the number of shares of Common Stock determined by dividing (i) the aggregate principal amount of all remaining outstanding loans under the Credit Agreement by (ii) the Conversion Price.

(c) As soon as practicable, but in no event later than five (5) business days after the Effective Time, Borrower shall issue one or more stock certificates to Lender evidencing the number of shares of Common Stock issued to Lender pursuant to Section 3(b).

4. Fractional Shares.

Notwithstanding anything to the contrary in this Agreement, no fractional shares of Common Stock shall be issued to Lender upon the conversion of all remaining outstanding loans under the Credit Agreement pursuant to this Agreement, and, in lieu of any such fractional shares of Common Stock, Borrower shall pay Lender, in cash, that portion, if any, of the outstanding loans under the Credit Agreement that cannot be converted into a whole share of Common Stock at the Conversion Price.

5. Termination of Credit Agreement.

Upon conversion of all outstanding loans under the Credit Agreement pursuant to this Agreement and the payment of any interest and/or commitment fees owed to Lender by Borrower under the Credit Agreement, the Credit Agreement shall terminate and be of no further force and effect, and Lender shall no longer have any obligation to lend any funds to Borrower pursuant to the Credit Agreement.

6. Miscellaneous.

(a) The closing of the Offering is a condition precedent to the obligations of Borrower and Lender under this Agreement. If the closing of the Offering shall not have occurred on or before September 30, 2004, this Agreement shall automatically terminate and shall be of no further force or effect.

(b) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTURED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(c) This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower:

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Lender:

LEUCADIA NATIONAL CORPORATION

/s/ Thomas E. Mara
Thomas E. Mara
Executive Vice President

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